Exhibit (a)(1)(C)

Offer to Purchase for Cash

Up to All Outstanding Shares of Its Common Stock
at a Purchase Price of $9.00 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 P.M., NEW YORK TIME, ON FRIDAY, AUGUST 13, 2010, UNLESS THE TENDER OFFER IS EXTENDED.

July 15, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Care Investment Trust Inc., a Maryland corporation (the “Company”), is proposing to purchase up to all outstanding shares of its common stock, par value $0.001 per share (the “Common Stock”), at a price of $9.00 per share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated July 15, 2010 (the “Offer to Purchase”), the accompanying Letter of Transmittal and other related materials (which together, as each may be amended or supplemented from time to time, constitute the “tender offer”).

Upon the terms and subject to the conditions of the tender offer, described in the Offer to Purchase, including the condition that a minimum of 10,300,000 shares have been validly tendered and not withdrawn, the Company will purchase shares of Common Stock properly tendered and not properly withdrawn in the tender offer. All shares of Common Stock purchased in the tender offer will be acquired at the same purchase price. Shares not purchased in the tender offer will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the tender offer.

For your information and for forwarding to your clients for whose account you hold shares registered in your name or in the name of a nominee, we are enclosing copies of the following documents:

1.  Offer to Purchase;

2.  Letter of Transmittal, for your use in accepting the tender offer and tendering shares of Common Stock of and for the information of your clients, including the Substitute Form W-9 and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

3.  Letter to Clients, for you to send to your clients for whose account you hold shares of Common Stock registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the tender offer; and

5.  Return envelope addressed to BNY Mellon Shareowner Services, the Depositary for the tender offer.

The Board of Directors, acting upon the recommendation of its Special Committee, unanimously approved the tender offer. However, neither the Company nor any member of its Special Committee or Board of Directors, its executive officers, the Information Agent or the Depositary makes any recommendation to your clients as to whether they should tender or refrain from tendering their shares of Common Stock. Your clients must make their own decision as to whether to tender their shares of Common Stock and, if so, how many shares to tender. In doing so, your clients should read carefully the information in the Offer to

Purchase, the accompanying Letter of Transmittal and other related materials, including the Company’s reasons for making the tender offer. Certain conditions of the tender offer are described in “The Tender Offer — Conditions of the Tender Offer” of the Offer to Purchase. All tenders must be in proper form as described in “The Tender Offer — Procedures for Tendering Shares” of the Offer to Purchase to be valid.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 P.M., NEW YORK TIME, ON AUGUST 13, 2010, UNLESS THE COMPANY EXTENDS THE TENDER OFFER. UNDER NO CIRCUMSTANCES WILL THE COMPANY PAY INTEREST ON THE PURCHASE PRICE, EVEN IF THERE IS A DELAY IN MAKING PAYMENT.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent and the Depositary, as described in the Offer to Purchase) for soliciting tenders of shares of Common Stock pursuant to the tender offer. However, the Company will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer to Purchase and related materials to your clients. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares of Common Stock pursuant to the tender offer, except as otherwise provided in the Offer to Purchase and in Instruction 6 of the Letter of Transmittal.

Questions and requests for assistance may be directed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Care Investment Trust Inc.

Enclosures

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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